                                               *Confidential Treatment Requested




                                                                    EXHIBIT 10.7


                         EXCLUSIVE MARKETING AGREEMENT*

                         EXCLUSIVE MARKETING AGREEMENT


         This EXCLUSIVE MARKETING AGREEMENT (the "Agreement"), effective as of April 15, 1996 (the "Effective Date"), is made by and between Norian Corporation, a California corporation having offices at 10260 Bubb Road, Cupertino, California 95014-4166 ("Norian"), and Mochida Pharmaceutical Co., Ltd., a corporation organized under the laws of Japan having offices at 7, Yotsuya 1-chome, Shinjuku-ku, Tokyo 160, Japan ("Mochida").


                                   BACKGROUND

         A. Norian is developing certain cementing biomaterials and related delivery systems.

         B. Norian and Mochida desire that Mochida perform clinical development activities in Japan with respect to such biomaterials and related delivery systems.

         C. Norian desires to grant Mochida the exclusive right to market, sell and distribute such biomaterials and related delivery systems in Japan and Mochida desires to accept such grant, on the terms and conditions set forth below.

         NOW THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the parties as follows:


                                   ARTICLE 1
                                  DEFINITIONS

         1.1 "Affiliate" shall mean any entity which controls, is controlled by or is under common control with Mochida or Norian. An entity shall be regarded as in control of another entity for purposes of this definition if it owns or controls more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

         1.2     "Cementing" shall mean the hardening of a biomaterial in situ.

         1.3 "Clinical Development" shall mean all clinical trials, preclinical studies and all other activities reasonably required to obtain and maintain all governmental approvals required to market a Product for use within the Field in Japan.

         1.4 "Delivery/Nonbiomaterial Components" shall mean, collectively and individually, components selected by Norian for incorporation into the Products, which in each case were developed for use in the mixing or local delivery of the biomaterial component of Products, including without limitation mixers, injection guns, delivery nozzles, and delivery needles.

         1.5 "Education Programs" shall mean programs conducted by surgeons directed toward other surgeons to educate such other surgeons in orthopaedic science and surgical principles specific to the clinical attributes of the Products.

         1.6 "Europe" shall mean those countries which are members of the European Union.

         1.7 "Field" shall mean all applications other than veterinary, dental, and periodontal applications. As used herein, it is understood that "dental" and "periodontal" applications shall include without limitation all procedures in the oral cavity or performed by dentists, dental implantologists, periodontists, or similar specialists.

         1.8 "Joint Development Committee" shall have the meaning set forth in the provisions of Article 2 below.

         1.9 "Marketing Approval Application" shall mean any application with a governmental regulatory agency for authority to market a Product within Japan, including without limitation an import approval application ("yunyu shonin shinsei"), import license application ("yunyu kyoka shinsei"), or other similar application or filing.

         1.10 "Net Sales" shall mean the total amounts invoiced by Mochida or its Affiliates to third parties upon sales of the Products, less the following reasonable and customary deductions to the extent applicable to such invoiced amounts: (i) trade and cash discounts; (ii) amounts for claims, allowances or credits for Product returns; (iii) prepaid freight and sales taxes, in each case if charged separately on the invoice and paid by the customer. A "sale" shall include a transfer or other disposition for consideration other than cash, in which case such consideration shall be valued at the fair market value thereof.

         1.11 "New Products" shall mean new Norian calcium phosphate Cementing biomaterials other than the Products; provided that Norian has the right to grant the rights set forth herein to Mochida with respect to such biomaterials, and further provided that such biomaterials are specifically intended by Norian for use within the Field.

         1.12 "Norian Applications" shall mean any and all applications of a Product for which Norian elects to conduct clinical development or otherwise promote or distribute such Product in any country of North America or Europe, or for which Norian has developed Education Programs and/or Training Programs, from time to time during the term of this Agreement. The Norian Applications existing as of the Effective Date include those applications set forth in Exhibit E.

         1.13    "North America" shall mean the United States, Canada, and
Mexico.

         1.14 "Production Costs" with respect to units of a Product shall mean Norian's fully burdened direct and indirect costs associated with the manufacture and/or preparation of such Product, including without limitation the costs of facilities, equipment, management time, general and administrative expenses, inventory costs, other overhead, materials and validation studies, and packaging and labeling costs, calculated in accordance with cost accounting procedures generally accepted in the United States, and with respect to units or portions acquired from a non-Affiliate vendor, the amounts paid to the vendor plus costs associated with acquisition from such vendor, in each case including without limitation freight, insurance, shipping, packaging and other similar costs associated with acquiring such portions or units for delivery to Mochida's destination point. Production Costs shall also include royalties or other consideration payable to non-Affiliate third parties with respect to the manufacture, sale or use of Products.

         1.15 "Products" shall mean, collectively and individually, Norian's calcium phosphate Cementing biomaterials and Delivery/Nonbiomaterial Components known collectively within Norian as the Norian Skeletal Repair System (SRS), in each case as defined in Norian's Investigational Device Exemption filed with the U.S. Food and Drug Administration prior to the Effective Date and supplements thereto, or a Pre-Market Approval (PMA) received from the FDA with respect to the foregoing Investigational Device Exemption and supplements to such PMA, to the extent such biomaterials and Delivery/Nonbiomaterial Components are specifically intended for use within the Field and with respect to technology acquired by Norian after the Effective Date, to the extent Norian has the right to include the same hereunder. It is understood that Products, and/or any component thereof, may be changed, substituted or added to by Norian to the extent such changes do not require modifications or changes to a Market Approval Application for a Product approved by the Ministry of Health and Welfare in Japan to market and distribute such Product in Japan, upon ninety (90) days prior written notice to Mochida. If a change to a Product requires modifications or changes to a Market Approval Application for such Product approved by the Ministry of Health and Welfare in Japan, the Joint Development Committee shall consult in good faith and determine a reasonable transition period with respect to implementation of such Product change in Japan.

         1.16 "Reimbursement Price" shall mean the reimbursement price assigned by the Ministry of Health and Welfare for the Products or, prior to establishment of a reimbursement price by the Ministry of Health and Welfare, the provisional price established by competent authorities on a prefecture-by-prefecture basis in Japan for the Products. It is understood and agreed that if no such reimbursement price or provisional price is established for the Products, or if the actual Net Sales price of a Product is higher than such reimbursement price or provisional price, then the "Reimbursement Price" shall be the Net Sales price charged for the Products.

         1.17 "Subdistributor" shall mean, with respect to a particular Product, a third party, including a wholesaler, who has obtained through Mochida directly or indirectly the right to distribute, but not to actively promote or market such Product.

         1.18 "Training Programs" shall mean programs conducted by Mochida in specific technical aspects relating to surgical techniques and procedures specific to the use of the Products, which training is provided to all product managers, clinical trial teams, medical representatives and medical professionals, and other participants in Clinical Development or commercialization of the Products, both within and outside of Mochida.

                                                        CONFIDENTIAL TREATMENT
                                                               REQUESTED


                                   ARTICLE 2
                          JOINT DEVELOPMENT COMMITTEE

         2.1 Joint Development Committee. Mochida and Norian shall establish a joint development committee to oversee, review and coordinate the conduct of Clinical Development of Products and to review and approve research programs, if any, with respect to the Products ("Joint Development Committee").

         2.2 Membership. The Joint Development Committee shall be comprised of an equal number of representatives from each of Mochida and Norian, selected by such party. The exact number of such representatives shall be three (3) for Mochida and three (3) for Norian. Each of Norian and Mochida shall at all times have at least one representative on the Joint Development Committee at the Vice President level or above for Norian and at the Managing Director level or above for Mochida. Subject to the foregoing provisions of this Section 2.2, Norian and Mochida each may replace its Joint Development Committee representatives at any time, with prior written notice to the other parties.

         2.3 Joint Development Committee Meetings. During the term of this Agreement, the Joint Development Committee shall meet quarterly during the first year of this Agreement and every six months thereafter, or as otherwise agreed by the parties, at such locations as the parties agree. At its meetings, the Joint Development Committee will monitor the Clinical Development of the Products. With the consent of Norian and Mochida, other representatives of Norian or Mochida may attend Joint Development Committee meetings as non-voting observers. Norian's lead representative shall chair meetings of the Joint Development Committee and shall be responsible for preparing the meeting agendas and minutes. Such minutes shall be deemed accepted and effective if and when authorized representatives of each party have signed the same. Each party shall bear its own personnel and travel costs and expenses relating to Joint Development Committee meetings.

         2.4 Decision Making. Decisions of the Joint Development Committee shall be made by majority approval.


                                   ARTICLE 3
                              CLINICAL DEVELOPMENT

                 3.1 Clinical Development. Mochida shall be responsible for conducting all Clinical Development with respect to Products, [CONFIDENTIAL INFORMATION REDACTED], in accordance with protocols supplied by Norian, or if the Joint Development Committee mutually approves an alternative or supplemental protocol, in accordance with such alternative or supplemental protocols. Accordingly, it is understood that all protocols used in Clinical Development of Products or Norian Applications shall be Japanese translations of those supplied by Norian (translated at Mochida's expense) modified to the extent required to comply with Japanese laws and regulations, it being understood that Norian shall not unreasonably withhold its consent to modifications to the Norian protocols which incorporate additional end points or accommodate adopted standards of the Japanese Orthopaedic

                                                CONFIDENTIAL TREATMENT
                                                      REQUESTED


Association. If Mochida desires to pursue Clinical Development of one or more applications of Products other than the Norian Applications, Mochida shall submit the proposed application to the Joint Development Committee for review and approval, and if the Joint Development Committee mutually approves the incorporation of such application under the Clinical Development, the protocols used in Clinical Development of such application shall be prepared by Mochida and submitted to the Joint Development Committee for review and approval prior to initiation of any such Clinical Development and submission of product registration plans and applications for marketing approval for Products with any health regulatory agency. Norian shall be consulted and informed with respect to Clinical Development through its representatives on the Joint Development Committee. It is understood and agreed that except as otherwise expressly agreed in writing, [CONFIDENTIAL INFORMATION REDACTED] pre-clinical or clinical studies or other portions of the Clinical Development. Norian shall supply Mochida with Products for use in clinical trials in accordance with the Japanese Pharmaceutical Affairs Law and Good Clinical Practice (GCP) standards prevailing in Japan, to the extent Mochida communicates such legal and standards requirements to Norian in writing in advance.

         3.2     Regulatory Filings.

                 (a) Mochida shall prepare and file all regulatory documents in Mochida's name with respect to Products. Norian shall have the right to obtain copies directly from Mochida of, and to reference or authorize third parties to reference, for any purpose, any and all regulatory filings made by Mochida with respect to Products.

                 (b) All product registration plans and applications for marketing approvals (including Marketing Approval Applications filed with the Ministry of Health and Welfare, and similar applications, including applications for pricing approval and governmental reimbursement authorization, to be filed in Japan) for Products shall be submitted to the Joint Development Committee for review and approval by the Joint Development Committee prior to filing of such registrations with any health regulatory agency.

                 (c) Upon Norian's written request, Norian may visit the clinical trial sites at which Mochida is conducting Clinical Development to review the Clinical Development activities being performed at such clinical trial site, including without limitation the clinical data and other documents relating to the performance of the Clinical Development. Mochida agrees not to conduct any clinical testing involving the Products except in accordance with protocols described in Section 3.1 above.


                                   ARTICLE 4
                               MILESTONE PAYMENTS

         4.1 Initial Fee. Mochida shall make a nonrefundable and noncreditable payment to Norian in the amount of Two Million Dollars ($2,000,000) within ten (10) days after the Effective Date.

                                                         CONFIDENTIAL TREATMENT
                                                                REQUESTED

         4.2 Product Milestones. Mochida shall make the following payments to Norian upon the first occurrence of each milestone specified below:

                                          PRODUCT MILESTONES                                PAYMENT
              1.    [CONFIDENTIAL INFORMATION REDACTED] FOR A PRODUCT IN                   U.S.$2,000,000
                    JAPAN, [CONFIDENTIAL INFORMATION REDACTED].

              2.    [CONFIDENTIAL INFORMATION REDACTED] FOR A PRODUCT                      U.S.$2,000,000
                    IN JAPAN, [CONFIDENTIAL INFORMATION REDACTED].

              3.    [CONFIDENTIAL INFORMATION REDACTED] IN JAPAN,                          U.S.$2,000,000
                    [CONFIDENTIAL INFORMATION REDACTED].


         4.3 Other. Norian and Mochida agree to promptly notify the other in writing of its achievement of any milestone. If at the time a particular milestone is achieved under Section 4.2, above, any prior milestones under
Section 4.2 have not been achieved with respect to a Product, the payments for such prior milestones shall then be due. The payments set forth in Section 4.2 above shall each be due and payable within fifteen (15) days after the occurrence of the milestone event. If the parties do not agree upon the definition or achievement of a particular milestone set forth above, the matter shall be settled by arbitration pursuant to Section 20.2 below. It is understood that milestones shall be payable on achievement of milestones for Products incorporating biomaterial and not for milestones achieved solely for nonbiomaterial components of Products.


                                   ARTICLE 5
                           RECORDKEEPING; PUBLICATION

         5.1 Records. Mochida shall maintain records of the Clinical Development (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved in the performance of the Clinical Development (including all data in the form required under any applicable governmental regulations). Subject to confidentiality provisions reasonably acceptable to Mochida and Norian, upon Norian's request, Mochida shall allow Norian to have prompt access to all records, materials and data generated with respect to each Product during Mochida's normal business hours at times mutually agreed upon by Norian and Mochida and in a reasonable manner. The parties will endeavor to minimize disruption of Mochida's normal business activities to the extent reasonably practicable.

         5.2 Reports. Mochida shall periodically provide the Joint Development Committee with a written report summarizing the progress of the Clinical Development performed by Mochida with respect to each Product and application of the Product for which Mochida is conducting Clinical Development during the preceding calendar half-year. Unless otherwise agreed, such reports shall be due semi-annually, by March 1 and September 1 of each calendar year.


                                   ARTICLE 6
                      USE OF PRECLINICAL AND CLINICAL DATA

         6.1 Exchange. Norian shall have access to any preclinical and/or clinical data acquired and/or produced by or for Mochida with respect to Products. Norian shall provide to Mochida such preclinical and clinical data set forth in Exhibit F that Norian possesses and has the right to disclose to Mochida which relates to the usefulness or disadvantage or side-effects of the Products, to the extent such data is reasonably necessary or useful in obtaining governmental approval to market Products in Japan. Norian shall maintain the preclinical and/or clinical data in Exhibit F in good scientific manner as will properly reflect all work done and results achieved in Norian's prelinical studies and clinical trials with respect to the Products, and Mochida shall maintain all preclinical and/or clinical data relating to the Products in the same manner. Subject to the provisions of Section 15 below, Norian shall allow Mochida to have prompt access to the materials set forth in Exhibit F during Norian's normal business hours at times mutually agreed upon by Norian and Mochida and in a reasonable manner. The parties will endeavor to minimize disruption of Norian's normal business activities to the extent reasonably practicable. Upon Mochida's written request, Norian further shall provide to Mochida reprints of articles published by Norian's clinical investigators pertaining to the Products. To the extent required for Mochida to obtain governmental approval to market Products in Japan, Norian shall make its manufacturing facilities for the Products available for inspection by the Ministry of Health and Welfare upon reasonable written notice and during Norian's normal business hours subject to confidentiality provisions reasonably acceptable to the parties. Mochida will provide to Norian access to and copies of all Market Approval Applications and other regulatory and governmental filings made with respect to clinical trials and marketing approval in Japan (including without limitation pricing approvals) with respect to each Product, together with the underlying preclinical and clinical data, promptly after submission to the Ministry of Health and Welfare and shall provide to Norian copies of all correspondence with the Ministry of Health and Welfare with respect to the Products promptly after receipt or submission thereof.

         6.2 Disclosure. Norian may use, reference and provide copies of regulatory and governmental filings, clinical data and/or preclinical data ("Data") made, developed or acquired by Mochida in accordance with this Agreement relating to the Products, to third parties as is reasonably necessary or useful for commercialization of any and all products outside Japan or as required by law. Mochida will only use, reference and disclose Data relating to the Products to third parties as required to obtain governmental approval to market and distribute Products in Japan, or as required by law, and in each case subject to Section 6.3 and Article 15 below. In all agreements with third parties or Affiliates involving the development of Data for a Product, Mochida shall require that such third parties and Affiliates provide Norian access to all such Data. Norian will use good faith efforts during the term of the Clinical Development to make available to Mochida for use with Products comparable Data generated by Norian alone or jointly with others in developing Products within the Field outside Japan. If Norian does not obtain from a third party that is commercializing a Product outside Japan the right to permit Mochida to use such comparable Data generated by the third party for such Products for the purpose of obtaining governmental approval in Japan to market and distribute the Products, Norian shall not disclose to such third party the Data developed by Mochida under the Clinical Development hereunder for such Product.

         6.3 Review of Publication. As soon as is practicable prior to the oral public disclosure, and prior to the submission to any outside person for public dissemination of a manuscript describing the scientific data with respect to Products generated in any stage of the Clinical Development, in each case to the extent the contents of the oral disclosure or manuscript have not been previously disclosed pursuant to this Section 6.3 before such proposed disclosure, Mochida shall disclose to Norian the disclosure or manuscript to be made or submitted, and shall allow Norian at least thirty (30) days to determine whether such disclosure or manuscript contains subject matter for which patent protection should be sought prior to publication or which Norian reasonably believes should be modified to avoid (i) disclosure of information of a confidential or proprietary nature, or (ii) regulatory or other similar problems.

                 6.3.1    Publication Rights.  After the expiration of thirty
(30) days from the date of mailing such disclosure or manuscript, unless Mochida has received the written notice specified below, Mochida shall be free to submit such manuscript for publication or to orally disclose or publish the disclosed research results in any manner consistent with academic standards.

                 6.3.2 Delay of Publication. Prior to the expiration of the thirty (30) day period specified in Section 6.3 above, Norian may notify Mochida in writing of its determination that such oral presentation or manuscript contains confidential or objectionable material or material that consists of patentable subject matter for which patent protection should be sought. If so notified, Mochida shall withhold its proposed public disclosure and the parties shall mutually consult in good faith to determine the best course of action to take in order to modify the disclosure or to obtain patent protection. After resolution of the confidentiality, regulatory or other issues, including without limitation the filing of a patent application, to both parties' reasonable satisfaction Mochida shall be free to submit the manuscript and/or make its public oral disclosure.


                                   ARTICLE 7
                       MARKETING AND DISTRIBUTION RIGHTS

         7.1 Appointment. Subject to the terms and conditions of this Agreement, including without limitation the payment by Mochida to Norian of all of the milestone payments set forth in Article 4, Norian hereby grants to Mochida, the exclusive right under Norian's patents and know-how to market, sell and distribute directly or indirectly the Products in Japan solely for use within the Field. Mochida agrees not to market, promote or distribute any Product for use outside the Field or outside Japan, or for an application other than a Norian Application for which Norian and Mochida then have a Training Program and an Education Program in place in Japan. Mochida further agrees not to provide Products to any third party if Mochida knows or has reason to believe that Products provided to such third party

                                                CONFIDENTIAL TREATMENT
                                                     REQUESTED


have been sold for use or used outside the Field or outside Japan or by personnel other than surgeons who have attended Education Programs in the Norian Applications. Mochida may authorize Subdistributors to market, sell or distribute any Product in accordance with this Section 7.1, provided that Mochida provides Norian with prior written notice of the identity of the Subdistributors, uses best efforts to ensure that such Subdistributors comply with the provisions of this Agreement and ensures that a Mochida medical representative supervises the activities of each Subdistributor.

         7.2 Exclusivity of Efforts. Neither Mochida nor their Affiliates shall directly or indirectly develop, market, sell or otherwise distribute any Cementing calcium phosphate materials, technologies or products, or any other Cementing materials, technologies or products, other than the Products. In addition, except for the Products, Mochida shall not appoint or license any third party to develop, market, sell or otherwise distribute any Cementing calcium phospate materials, technologies or products or any other Cementing materials, technologies or products.

         7.3 No Rights Beyond Products. Nothing in this Agreement shall be deemed to grant to Mochida rights in products or technology other than the Products; nor shall any provision of this Agreement be deemed to restrict Norian's right to exploit Products, or patents or any other intellectual property rights, outside the Field, outside Japan or in products other than Products.

         7.4 Sale Conveys No Right to Manufacture or Modify. The Products are offered for sale and are sold by Norian subject in every case to the condition that such sale does not convey any license, expressly or by implication, to manufacture, modify, duplicate or otherwise copy or reproduce any of the Products.

         7.5 Conflicts of Interest. Mochida acknowledges that the price for Products to be paid hereunder by Mochida to Norian will depend upon Reimbursement Prices. Accordingly, Mochida agrees that neither Mochida nor any of its Affiliates shall [CONFIDENTIAL INFORMATION REDACTED] a Product to a greater degree than Mochida or such Affiliate generally [CONFIDENTIAL INFORMATION REDACTED] of other products or services of Mochida or such Affiliate to a third party. It is understood that the foregoing sentence shall apply to negotiation of Reimbursement Prices as well as Net Sales prices of Products.


                                   ARTICLE 8
                                 TERMS OF SALE

         8.1 Terms and Conditions. All Product purchases hereunder shall be subject to the terms and conditions of this Agreement. Nothing contained in any purchase order submitted pursuant to this Agreement shall in any way modify or add any terms or conditions to said purchases, unless otherwise agreed in writing by the parties.

         8.2     Product Supply.  Subject to the terms and conditions of this
Article 8, Norian shall supply Mochida with all Mochida's commercial requirements for Products in Japan during the term of this Agreement in accordance with Good Manufacturing Practices as defined in the regulations promulgated under the U.S. Food and Drug Administration Food and Cosmetics Act for medical devices, and Mochida shall exclusively purchase all such commercial requirements from Norian.

         8.3 Forecasts. At least one hundred eighty (180) days prior to the first commercial sale of a Product in Japan, and at least sixty (60) days prior to the first day of each calendar quarter for two (2) years after first commercial sale of a Product, Mochida shall provide to Norian a good faith rolling twelve (12) month forecast showing Mochida's prospective requirements for the Products and anticipated purchase order submittal dates for the next four (4) calendar quarters, in a format reasonably specified by Norian. Such forecasts shall commence on the first day of the calendar quarter following submission of the forecast to Norian. Thereafter, on a calendar monthly basis, by the fifth (5th) day of each calendar month, Mochida shall provide to Norian a good faith rolling twelve (12) month forecast showing Mochida's prospective requirements for the Products and anticipated purchase order submittal dates for the next twelve (12) months, which forecasts shall commence on the first day of the calendar month following submission of the forecast to Norian (the foregoing forecasts referred to collectively herein as "Forecasts"). Such Forecasts are for Norian's planning purposes only and shall not constitute a binding obligation upon Norian or Mochida. In the event that Mochida believes, in good faith, that the information provided in any Forecast is no longer accurate, Mochida will promptly notify Norian and provide Norian with a revised Forecast.

         8.4 Order and Acceptance. Mochida shall place its firm order with Norian for Product requirements at least ninety (90) days in advance of the start of each calendar quarter for Products to be shipped in such calendar quarter, and Norian shall supply such requirements in accordance with its normal practices and lead times then in effect. All orders for Products submitted by Mochida shall be initiated by the office at Mochida's address for notice hereunder. All orders shall be by means of signed written purchase orders by Mochida to Norian, sent to Norian at Norian's address for notice hereunder and requesting a delivery date during the term of this Agreement. Orders may initially be placed by telephone, provided that a signed confirming purchase order is received in writing (which may include telecopy transmission) by Norian within five (5) days after a telephone order is placed. Norian shall notify Mochida within twenty-one (21) days from receipt of a purchase order of its acceptance or rejection of such purchase order. Mochida may cancel or reschedule purchase orders for Products only with Norian's prior written approval.

         8.5 Invoicing. Norian shall submit an invoice to Mochida upon shipment of Product ordered by Mochida. All invoices shall be sent to Mochida's address for notices hereunder, and each such invoice shall state Mochida's aggregate and unit transfer price for Products in a given shipment, plus any insurance, taxes or other costs incident to the purchase or shipment initially paid by Norian but to be borne by Mochida hereunder.

         8.6 Shipping. All Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in Norian's standard shipping cartons, marked for shipment to the destination point indicated in Mochida's purchase order, and delivered to Mochida to such destination point. The carrier shall be selected by agreement between Norian and Mochida, provided that in the event no such agreement is reached Norian shall select the carrier. All insurance, as well as any special packaging

                                                        CONFIDENTIAL TREATMENT
                                                               REQUESTED

expenses, shall be paid by [CONFIDENTIAL INFORMATION REDACTED]. Freight and other shipping expenses for Products shipped in accordance with Norian's standard shipping practices by surface to Mochida's warehouse in Tokyo or such other location as the parties agree shall be paid by Norian. In the event Mochida selects a carrier other than in accordance with Norian's standard shipping practices, Mochida shall bear any incremental increase in cost. Risk of loss and title shall pass to Mochida upon delivery to Mochida or its designee in Japan. Mochida shall also bear all applicable taxes, duties, and similar charges that may be assessed against the Products or the transfer price thereof after delivery to the carrier at Norian's shipping location. All shipments and all shipping and other charges shall be deemed correct unless Norian receives from Mochida, no later than fifteen (15) days after Mochida's receipt of a given shipment, a written notice specifying the shipment, the purchase order number, and the exact nature of the discrepancy between the order and the shipment or the exact nature of the discrepancy in the shipping or other charges, as applicable.

         8.7 Product Returns. Except as set forth in Article 11 below, Mochida may return Products only with Norian's prior written approval.
Products returned to Norian other than under Article 11 shall be returned F.O.B. the destination point designated by Norian and shall be subject to a restocking fee in an amount equal to [CONFIDENTIAL INFORMATION REDACTED] of the sum of (i) the transfer price paid by Mochida to Norian for such Products computed in accordance with Exhibit A, and (ii) all freight, customs duties, taxes and other charges incurred by Norian in shipping the Products to Mochida.


                                   ARTICLE 9
              TRANSFER PRICES; EQUITY; PAYMENTS; BOOKS AND RECORDS

         9.1 Prices. The difference between Mochida's transfer price and Mochida's price to its customers shall be Mochida's sole remuneration for the sale of the Products. The transfer price to Mochida for each of the Products shall be as set forth in Exhibit A.

         9.2 Payment Terms. Mochida shall make payments to Norian under this Agreement by wire transfer in [CONFIDENTIAL INFORMATION REDACTED] in immediately available funds to a bank designated by Norian. Payment for Product supplied hereunder shall be made [CONFIDENTIAL INFORMATION REDACTED] after the date of invoice or date of shipment, whichever is later. Any payments due hereunder which are not paid on the date such payments are due shall bear interest at the lesser of [CONFIDENTIAL INFORMATION REDACTED] per month or the maximum rate permitted by California law, calculated on the number of days such payment is delinquent. This Section 9.2 shall in no way limit any other remedies available to Norian.

         9.3 Equity. On the Effective Date or within two (2) days thereafter, Mochida shall purchase U.S. Seven Million Dollars ($7,000,000) of Norian's Series D Preferred Stock, at a price equal to Two Dollars and Fifty Cents ($2.50) per share, all per the terms and conditions set forth in the Preferred Stock Purchase Agreement attached hereto as Exhibit D.

                                                CONFIDENTIAL TREATMENT
                                                     REQUESTED

         9.4     Taxes.

                 9.4.1 Any and all amounts payable hereunder do not include any government taxes (including without limitation sales, use, excise, and value added taxes) or duties imposed by any Japanese governmental agency that are applicable to the export, import, or purchase of the Products (other than taxes on the net income of Norian), and Mochida shall bear all such taxes and duties. When Norian has the legal obligation to collect and/or pay such taxes, the appropriate amount shall be added to Mochida's invoice and paid by Mochida, unless Mochida provides Norian with a valid tax exemption certificate authorized by the appropriate taxing authority.

                 9.4.2 All payments by Mochida specified hereunder (including those under Article 4 above) are expressed as [CONFIDENTIAL INFORMATION REDACTED] and shall be made free and clear of, and without reduction for, any [CONFIDENTIAL INFORMATION REDACTED]. Any such [CONFIDENTIAL INFORMATION REDACTED] on payments to Norian shall be the sole responsibility of Mochida. Mochida shall provide Norian with official receipts issued by the appropriate [CONFIDENTIAL INFORMATION REDACTED] or such other evidence as is reasonably requested by Norian to establish that such [CONFIDENTIAL INFORMATION REDACTED] have been paid. If Norian uses a [CONFIDENTIAL INFORMATION REDACTED] received by Norian as a result of the payment of [CONFIDENTIAL INFORMATION REDACTED] by Mochida and thereby reduces the amount of [CONFIDENTIAL INFORMATION REDACTED] that Norian otherwise would have paid, Norian shall refund to Mochida the amount of such [CONFIDENTIAL INFORMATION REDACTED] with respect to such [CONFIDENTIAL INFORMATION REDACTED].

         9.5 Third Party Royalties. If during the term of this Agreement Norian enters into a royalty-bearing license or agreement or a license or agreement requiring payment of license fees or other payments for the license or other acquisition of rights to new technologies applicable to the manufacture, sale or use of Products, and after consultation with Mochida, Mochida does not agree to pay any such amounts applicable to the manufacture, sale or use of Products, within thirty (30) days after a written request by Norian, Norian at its option may exclude from this Agreement the subject matter covered by such license or agreement, and in such event the same shall not be within the Products for any purposes of this Agreement. The provisions of this
Section 9.5 shall not limit the obligations of the parties under Section 13.3.

         9.6 Currency Conversion. If any currency conversion shall be required in connection with the calculation of amounts payable under this Agreement, other than transfer prices of Products or components thereof pursuant to Exhibit A, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. Dollars, quoted for current transactions reported by the Bank of Tokyo-Mitsubishi in Japan for the [CONFIDENTIAL INFORMATION REDACTED] to which such payment pertains. With respect to any currency conversion required in connection with calculation of transfer prices of Products or components thereof pursuant to Exhibit A attached hereto, such conversion for the first year from the date of issuance of the Reimbursement Price for such Product or component thereof, shall be made using the selling exchange rate for conversion of the foreign currency into U.S. Dollars, quoted for current transactions reported by the Bank of Tokyo-Mitsubishi in Japan

                                                CONFIDENTIAL TREATMENT
                                                     REQUESTED


[CONFIDENTIAL INFORMATION REDACTED]. Thereafter, such transfer price in United States Dollars shall be [CONFIDENTIAL INFORMATION REDACTED] by using the selling exchange rate for conversion of the foreign currency into U.S. Dollars quoted for current transactions reported by the Bank of Tokyo-Mitsubishi in Japan, on the day of [CONFIDENTIAL INFORMATION REDACTED] of the date of issuance of the Reimbursement Price for such Product or component thereof.

         9.7 Records; Inspection. Mochida shall keep complete, true and accurate books of account and records for the purpose of determining the amounts payable under Articles 4, 8 and 9. Such books and records shall be kept at the principal place of business of Mochida for at least five (5) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such five (5) year period by a certified public accountant, or if not a certified public accountant, then a representative or agent of Norian reasonably acceptable to Mochida, for the purpose of verifying the amounts payable by Mochida under Articles 4, 8 and 9. Such inspections may be made no more than once each calendar year, at reasonable times mutually agreed upon by Norian and Mochida. Norian's representative or agent will be obliged to execute a reasonable confidentiality agreement prior to commencing any such inspection. Inspections conducted under this Section 9.7 shall be at the expense of Norian, unless a variation or error producing an underpayment in amounts payable exceeding five percent (5%) of the amount paid for any period covered by the inspection is established in the course of any such inspection, whereupon all costs relating to the inspection for such period and any unpaid amounts that are discovered will be paid by Mochida, together with interest on such unpaid amounts at the rate specified in
Section 9.2 above. The parties will endeavor to minimize disruption of Mochida's normal business activities to the extent reasonably practicable.


                                   ARTICLE 10
                                 DUE DILIGENCE

         10.1 General. Mochida shall use its best efforts to conduct as expeditiously as possible all Clinical Development for Products for each Norian Application and to launch Products in Japan as soon as possible after regulatory approval to market such Products in Japan have been obtained, and to maximize sales of Products in Japan for all Norian Applications.

         10.2    Milestones; Particular Applications. Without limiting
Section 10.1 above:

                 (a) Mochida shall use its best efforts to achieve the following milestones within the times to complete set forth below:

                                                CONFIDENTIAL TREATMENT
                                                     REQUESTED


                                    Table 1

                                                                                     Time to Complete
                                         Milestone                                from the Effective Date
                    -------------------------------------------------       -----------------------------------
               1.   [CONFIDENTIAL INFORMATION REDACTED] for a Product       [CONFIDENTIAL INFORMATION REDACTED]
                    in Japan

               2.   [CONFIDENTIAL INFORMATION REDACTED] for a Product       [CONFIDENTIAL INFORMATION REDACTED]
                    in Japan

               3.   [CONFIDENTIAL INFORMATION REDACTED] a Product in        [CONFIDENTIAL INFORMATION REDACTED]
                    Japan


                 (b) On a Product-by-Product basis, if at any time Mochida is not using [CONFIDENTIAL INFORMATION REDACTED] to conduct Clinical Development or marketing, promotion and distribution of a Product in all of the Norian Applications for such Product, Norian may notify Mochida in writing ("Application Notice") ofits intent to terminate Mochida's rights with respect to those Norian Applications for which Mochida is not conducting Clinical Development or marketing, promotion and distribution activities ("Notified Applications"). Norian will consider in good faith whether Mochida's decision not to pursue Clinical Development or other marketing and distribution activities within the Notified Applications is justified taking into account specific regulatory and/or market conditions substantially different from those in the United States or Japanese pricing conditions, which in each case make commercialization of the Notified Applications infeasible in Japan. If Norian determines that such decision is not justified, notwithstanding the provisions of Section 7.1 above, if Mochida does not commence Clinical Development or marketing, promotion and distribution of each of such Products in the Notified Applications immediately after receipt of the Application Notice, and thereafter use its continuing best efforts with respect to such Clinical Development, marketing, promotion and distribution, Norian may terminate Mochida's rights to such Products with respect to the Notified Applications effective upon written notice, and thereafter Norian may proceed to conduct clinical development, and to manufacture, market, distribute and/or sell the Products in such Notified Applications itself or through third parties in Japan.

         10.3 Training and Education Programs. Mochida shall provide, at Mochida's cost and expense, Education Programs and Training Programs in accordance with the schedule set forth in Exhibit B. Each Training Program and Education Program shall incorporate the training modules and education modules developed by Norian for use outside Japan, and the scope and content of each such Training Program and Education Program shall be presented in full detail at the Joint Development Committee and in the Business Plan (as defined in Section 12.8). Mochida shall be responsible for fully implementing and utilizing Education Programs and Training Programs to generate maximum demand for the Products in Japan, which Education Programs and Training Programs shall include training of medical representatives in all Norian Applications.

         10.4 New Products Option. Norian agrees to notify Mochida of each planned New Product that Norian proposes to be commercialized in Japan ("New Product Notice"). Mochida shall have an option, on a New Product-by-New Product basis, to include such New Product under this Agreement

("Option"), exercisable by written notice to Norian delivered to Norian during the ninety (90) day period immediately following Norian's delivery of the New Product Notice to Mochida ("Option Period"). If Mochida exercises the Option within the Option Period, the New Product described in the New Product Notice shall be deemed a Product for all purposes of this Agreement and Mochida shall commence human clinical trials on the New Product within twelve (12) months after the date of Mochida's exercise notice and use its best efforts to complete Clinical Development of such New Product for all Norian Applications therefor, as expeditiously as possible. If Mochida exercises the Option for a New Product, Mochida shall pay to Norian reasonable milestone payments to be mutually agreed upon, taking into account the investment by Norian in developing such New Product, the level of innovation embodied therein and other similar factors. If Mochida does not exercise the Option during the Option Period, Norian may proceed to commercialize all or any part of the New Product itself or through third parties in Japan, with no further obligation to Mochida under this Section 10.4.


                                   ARTICLE 11
                                PRODUCT WARRANTY

         11.1 Product Warranty. Norian warrants to Mochida that at the time of delivery to Mochida the Products purchased by Mochida shall conform to packaging and labeling specifications agreed upon by the parties and the specifications for the Products set forth in the Marketing Approval Application for such Product approved by the Ministry of Health and Welfare. This warranty is contingent upon proper use of Products in the application for which they were intended as indicated in the Product label claims, and Norian makes no warranty (express, implied, or statutory) for Products that are modified (except as expressly contemplated herein) or subjected to accident, misuse, neglect, unauthorized repair, or improper testing or storage.

         11.2 Exclusive Remedy. In the event that any Product purchased by Mochida from Norian fails to conform to the warranty set forth in Section 11.1 above or is recalled pursuant to Section 12.6.2, Norian's sole and exclusive liability and Mochida's exclusive remedy shall be, at Norian's sole election, to repair or replace the Product, or component thereof, or credit Mochida's account for the net amount actually paid for any such Product, or component thereof, provided that (i) Mochida promptly notifies Norian in writing that such Product failed to conform and furnishes a detailed explanation of any alleged nonconformity and requests a return material authorization number; (ii) such Product is returned to Norian by Mochida F.O.B. the address designated by Norian during the warranty period with the return material authorization number affixed prominently to the outside packaging; and (iii) the claimed nonconformities actually exist and were not caused by accident, misuse, neglect, alteration, repair or improper testing or storage. If such Product fails to so conform, Norian will reimburse Mochida for shipment charges for return of the nonconforming Product.

         11.3 Exclusion of Other Warranties. EXCEPT FOR THE LIMITED WARRANTIES PROVIDED IN SECTION 11.1 ABOVE AND SECTION 14.1 BELOW, NORIAN GRANTS NO OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, BY STATUTE, IN ANY COMMUNICATION WITH MOCHIDA OR THE CUSTOMER, OR OTHERWISE, REGARDING

THE PRODUCTS OR VALIDITY OF NORIAN TECHNOLOGY, AND NORIAN SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF FITNESS FOR ANY PURPOSE, MERCHANTABILITY, AND NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS. NORIAN NEITHER ASSUMES NOR AUTHORIZES ANY OTHER PERSON TO ASSUME ANY OTHER LIABILITIES ARISING OUT OF OR IN CONNECTION WITH THE SALE OR USE OF ANY NORIAN PRODUCT.


                                   ARTICLE 12
                               COMMERCIALIZATION

         12.1 Advertising and Promotions. Mochida shall list the Products in its catalogs and make such Products available to its customers. Mochida shall vigorously advertise and promote the Products and shall transmit Product information and promotional materials to its customers, in order to maximize Product sales in Japan. Such advertising and promotion shall include, but shall not be limited to, trade show displays, training workshops, educational seminars and other activities related to promoting Products.

         12.2 Materials. Norian shall provide to Mochida samples of Norian's promotional, educational and training materials for the Products in English. Mochida shall translate Norian's promotional and educational materials into Japanese, at Mochida's expense, and copy, use and distribute such materials in Japanese in Japan. Mochida shall provide to Norian samples of all promotional, advertising, exhibition, training and educational materials prepared by or on behalf of Mochida and relating to the Products, for purposes of review and approval by Norian (in Japanese and English), at least four (4) weeks prior to the date of intended commercial release of such materials or commencement of such programs. Norian shall make its best efforts to provide to Mochida, within ten (10) business days after receipt of such materials, any and all comments and suggestions relating to such materials.

         12.3 Product Packaging and Labeling. Mochida shall not repackage or relabel Products supplied to Mochida by Norian hereunder without the prior written consent of Norian.

         12.4 Inventory. Mochida shall maintain a quantity of each Product at all times during the term of this Agreement as necessary in order to meet the demand and service level requirements of Mochida's customers and potential customers. Mochida shall provide to Norian, at Mochida's expense, Product inventory levels and sales data as reasonably requested by Norian.

         12.5 Market Research. Mochida shall assist Norian in assessing customer requirements for the Products, including modifications and improvements thereto, in terms of quality, design, functional capability, and other features. Mochida shall advise Norian on market conditions as reasonably requested by Norian.

                                                CONFIDENTIAL TREATMENT
                                                     REQUESTED

         12.6    Other Reporting.

                 12.6.1 Mochida shall provide, at Mochida's expense, within thirty (30) days after publication, copies of any and all articles, manuscripts, abstracts or other literature relating to the Products generated by investigators or others in Japan in each case to the extent reasonably available to Mochida.

                 12.6.2 Pursuant to the FDA's Medical Device Reporting (MDR) Regulations, Norian may be required to report to the FDA information that reasonably suggests that a Product may have caused or contributed to the death or serious injury or has malfunctioned and that the device would be likely to cause or contribute to a death or serious injury if the malfunction were to recur. Each of Norian and Mochida agree to supply to the other any such information promptly after becoming aware of it so that each of Norian and Mochida can comply with governmental reporting requirements. It is understood and agreed that reporting to Norian shall be within twenty-four (24) hours to enable Norian to comply with FDA reporting requirements. In the event that Norian is required by any regulatory agency to recall the Products or if Norian voluntarily initiates a recall of the Products, Mochida shall cooperate with and assist Norian in locating and retrieving if necessary, the recalled Products from Mochida's customers. Mochida shall maintain records of sales of Products to wholesalers and Subdistributors by lot number, and shall procure wholesalers and Subdistributors to maintain such records of sales of Products to end users, that is hospitals and physicians. Upon Norian's request, Mochida shall provide Norian with access to such records in the event of a Product recall or other quality related issue. Mochida shall be responsible for obtaining all records of Mochida and its Subdistributors' sales to end users in the event of a Product recall or other quality related issue. During the time that the Products are commercially marketed, distributed, or sold by Mochida, Mochida also shall promptly forward all Product complaints which it received to Norian. Mochida shall make available to Norian for inspection Mochida's process and records for adverse event and other regulatory reporting purposes at mutually agreed upon times and further shall ensure that Mochida's processes comply with all applicable laws and regulations in (i) the United States to the extent known to Mochida through Norian or which reasonably should be known to Mochida, and (ii) Japan.

         12.7 Business Obligations. Any and all obligations associated with Mochida's business shall remain the sole responsibility of Mochida. Any and all sales and other agreements between Mochida and its customers are and shall remain Mochida's exclusive responsibility and shall have no affect on Mochida's obligations pursuant to this Agreement.

         12.8 Annual Operating and Marketing Plans. Mochida shall develop annual operating and marketing plans for the Products (collectively, the "Business Plan") which shall include without limitation [CONFIDENTIAL INFORMATION REDACTED] and (iii) Education Programs, Training Programs and plans for support of personnel and customers which conform with the requirements of
Section 10.3 above and 12.9 below. For each year during the term of this Agreement, the Business Plan shall be provided to Norian for review and approval by Norian not later than September 30 of such year. Mochida shall comply with the Business Plan, and shall appoint a product manager who shall be exclusively responsible for management of the Business Plan and for ensuring that Mochida complies with such Business Plan.

                       [CONFIDENTIAL TREATMENT REQUESTED]


         12.9 Customer Support. Mochida shall maintain knowledgeable support personnel to provide instructions to customers in the use of the Products. Without limiting the provisions of Section 10.3, Mochida agrees that such support personnel, that is medical representatives, product managers and product specialists, will, at Mochida's expense attend a hands-on sales training session relating to the Products in a location to be designated by Mochida, and observe the use of the Products in applicable surgical applications to improve the clinical knowledge of such personnel relating to the Products. Mochida shall be fully responsible for any and all technical support of Mochida's customers, that is surgeons, nurses, and hospital technical support staff. It is understood and agreed that as part of worldwide development of Products, Norian may contact Japanese users of the Products and will keep Mochida reasonably informed of such activity.

         12.10 Norian Training. Norian shall provide basic training relating to use and application of the Products once per year free of charge for product managers, product specialists, clinical trial teams, and medical representatives, and other medical professionals and participants in Clinical Development for all Norian Applications free of charge at times to be mutually agreed upon by the parties, provided that such training shall be provided to surgeon clinical trialists up to [CONFIDENTIAL INFORMATION REDACTED] per year during the [CONFIDENTIAL INFORMATION REDACTED] of this Agreement and thereafter [CONFIDENTIAL INFORMATION REDACTED] (collectively "Basic Training"), and Mochida will ensure that such personnel both within and outside Mochida attend such training. Mochida will also ensure that all product managers, product specialists, clinical trial teams, and medical representatives, and other medical professionals and participants in Clinical Development attend Norian training specific to use of the Products in Norian Applications introduced from time to time during the term of this Agreement. Additional training may be provided by Norian to Mochida upon Mochida's request, which request shall not be unreasonably denied. Training in excess of the Basic Training first described above or that is provided at a location other than Norian's facilities in Cupertino, California shall be provided [CONFIDENTIAL INFORMATION REDACTED] the Basic Training or at Norian's facility in Cupertino, California, respectively. In addition, all expenses incurred by Mochida's personnel in connection with all training including without limitation travel and lodging expenses shall be borne by Mochida. All training set forth in this Section
12.10 shall be conducted at facilities mutually agreed upon by the parties.

         12.11 Sales and Inventory Reports. Mochida shall provide to Norian semi-annual sales and inventory reports setting forth Mochida's sales and inventory of Products, on a Product-by-Product basis, during the prior six (6) month period. Such sales and inventory reports shall be submitted to Norian by June 30 and December 31 of each calendar year.

         12.12 Marketing Committee. Upon submission of a Marketing Approval Application for the first Product, the parties shall establish a steering committee to oversee, review and coordinate Product launch in Japan, marketing activities in Japan with respect to the Products, and Training Programs ("Marketing Committee"). The Marketing Committee shall be comprised of an equal number of representatives from Mochida and Norian [CONFIDENTIAL INFORMATION REDACTED], selected by such party with at least one representative from Mochida at the Director level or above and at least one representative from Norian at the Vice President level or above. Each party may replace its

                                                         CONFIDENTIAL TREATMENT
                                                                REQUESTED


Marketing Committee representatives at any time, with prior written notice to the other party. The Marketing Committee shall meet at times and locations to be mutually agreed, provided that the Marketing Committee shall meet no less frequently than once every six (6) months.


                                   ARTICLE 13
                             INTELLECTUAL PROPERTY

         13.1 License. In consideration of the rights granted to Mochida under Section 7.1, Mochida grants to Norian the rights set forth in this
Section 13.1. As used herein, "Mochida Intellectual Property Rights" shall mean all inventions, discoveries, know-how, information, and data and all patent rights and other intellectual property rights therein, made, conceived or reduced to practice by Mochida, alone or jointly with Norian or a third party in connection with the Clinical Development, or otherwise relating to or including Cementing biomaterial, a Product or any part thereof, or the manufacture or use of any of the foregoing. Mochida hereby grants to Norian [CONFIDENTIAL INFORMATION REDACTED] license, with the right to [CONFIDENTIAL INFORMATION REDACTED], under Mochida Intellectual Property Rights to manufacture, use and sell all products or components; practice any method or process; and otherwise exploit the Mochida Intellectual Property Rights; provided that such license shall be [CONFIDENTIAL INFORMATION REDACTED] with respect to the manufacture, use or sale of products, the practice of methods or processes and other exploitation of the Mochida Intellectual Property Rights outside Japan. Mochida promptly shall disclose to Norian all inventions and patent rights within the Mochida Intellectual Property Rights, and upon Norian's request shall disclose all know-how and information within the Mochida Intellectual Property Rights, including without limitation know-how and information reasonably required or useful for Norian to manufacture the Products. Subject to Mochida's use of best efforts to obtain from third parties the rights under Mochida Intellectual Property Rights made, conceived, or reduced to practice by Mochida jointly with third parties sufficient for Mochida to grant to Norian the rights and licenses set forth above, it is understood that the foregoing license under Mochida Intellectual Property Rights made, conceived or reduced to practice by Mochida jointly with third parties shall be limited to the extent that Mochida has the right to grant to Norian the rights and licenses set forth above. Upon Norian's request and at Norian's expense, Mochida further agrees to, and to cause its employees, agents and consultants to, sign, execute and acknowledge such documents and perform such acts as may be reasonably necessary for Norian to perfect Norian's rights in Mochida Intellectual Property Rights and obtain, enforce and defend all intellectual property rights worldwide in Mochida Intellectual Property Rights. At Mochida's option and election, Mochida may assign to Norian, [CONFIDENTIAL INFORMATION REDACTED], all or any part of the Mochida Intellectual Property Rights, in which event Norian's obligation to keep Mochida reasonably informed and consult with Mochida with respect to prosecution and maintenance of the Mochida Intellectual Property assigned to Norian shall terminate.

         13.2    Prosecution; Cooperation.   Norian shall have the exclusive
right to pursue patent or other intellectual property protection for Mochida Intellectual Property Rights, and to enforce and defend such Mochida Intellectual Property Rights, in countries outside Japan at [CONFIDENTIAL INFORMATION REDACTED] and without accounting to Mochida, and Mochida agrees to take all reasonable action to

                                                        CONFIDENTIAL TREATMENT
                                                                REQUESTED


cooperate fully with Norian in this regard. Norian and Mochida each shall keep the other reasonably informed as to the status of patent matters pertaining to the Mochida Intellectual Property Rights, and shall each cooperate with and assist the other in connection with such activities, at the other party's request and expense, and shall use good faith efforts to consult with each other regarding the prosecution and maintenance of the Mochida Intellectual Property Rights as is reasonably appropriate.

         13.3    Defense of Third Party Infringement Claims.

                 13.3.1 If the manufacture, preparation, sale or use of any Product pursuant to this Agreement results in a claim, suit or proceeding brought by a third party against Mochida or Norian alleging infringement of such third party's Japanese patents (including utility models), or if the use of Norian's Marks (as defined in Section 18.6 below) in accordance with this Agreement results in such claim alleging infringement of such third party's trademark rights in Japan (collectively, "Actions"), such party shall promptly notify the other parties hereto in writing. The party subject to such Action shall have the exclusive right to defend and control the defense of any such Action using counsel of its own choice, and the Action, subject to Section 16.1, [CONFIDENTIAL INFORMATION REDACTED]. The party subject to the Action agrees to keep the other parties hereto reasonably informed of all material developments in connection with any such Action.

                 13.3.2 If such an Action is brought against Mochida, and Norian agrees in writing or a court of competent jurisdiction has determined, that the Product or Mark infringes the third party intellectual property rights that are the subject of such Action, then Mochida shall have the right to deduct up to [CONFIDENTIAL INFORMATION REDACTED] of the amounts actually paid by Mochida to the third party bringing such Action from the transfer prices set forth in Exhibit A paid by Mochida for such Product, provided that in no event shall the transfer price for the Product be reduced by more than [CONFIDENTIAL INFORMATION REDACTED]. The foregoing right of offset shall be Mochida's exclusive remedy and Norian's sole liability to Mochida or its Subdistributors with respect to infringement of third party intellectual property rights by the Products, or the manufacture, sale or use thereof.

         13.4 Enforcement. Subject to the provisions of this Section 13.4, in the event that Norian or Mochida reasonably believes that any Norian patents necessary for the manufacture, use or sale of a Product is infringed or misappropriated by a third party or is subject to a declaratory judgment action arising from such infringement in Japan, in each case with respect to the manufacture, sale or use of a product in Japan, Norian or Mochida (respectively) shall promptly notify the other party hereto, and Mochida shall cooperate with Norian and provide to Norian full information with respect to third party infringement or misappropriation. [CONFIDENTIAL INFORMATION REDACTED] (for purposes of this Section 13.4, an "Enforcement Action"). The parties shall consult with one another concerning the possibility of initiating an Enforcement Action, it being understood that the decision whether to initiate an Enforcement Action shall be made [CONFIDENTIAL INFORMATION REDACTED] [CONFIDENTIAL INFORMATION REDACTED] of the costs and expenses (including attorneys' and professional fees) of such Enforcement Action under this

Section 13.4. Any recovery received as a result of any Enforcement Action to enforce Norian patents pursuant to this Section 13.4 shall be used first to reimburse Norian for the costs and expenses (including attorneys' and professional fees) incurred in connection with such Enforcement Action, and the remainder of the recovery shall be shared equally between Norian and Mochida; provided, however, if the Enforcement Action applies outside the Field or Norian initiates the Enforcement Action and does not request that Mochida pay the costs and expenses thereof, Norian shall retain one hundred percent (100%) of the amounts recovered in such Enforcement Action.


                                   ARTICLE 14
                         REPRESENTATIONS AND WARRANTIES

         14.1 Norian Warranties. Norian warrants and represents to Mochida that (i) it has the full right and authority to enter into this Agreement and grant the rights granted herein; (ii) it has not previously granted and will not grant any rights in conflict with the rights granted herein; and (iii) to Norian's knowledge and belief, there are no existing or threatened actions, suits or claims pending against it with respect to its right to enter into and perform its obligations under this Agreement. Notwithstanding the foregoing, Mochida acknowledges that Norian may obtain Delivery/Nonbiomaterial Components included within the Products from third party suppliers, and the rights granted under this Agreement with respect to such Delivery/Nonbiomaterial Components shall be limited to the extent that Norian has the right to grant the same to Mochida.

         14.2 Mochida Warranties. Mochida warrants and represents to Norian that (i) Mochida has the full right and authority to enter into this Agreement and grant the rights granted herein; (ii) Mochida has not previously granted and will not grant any rights in conflict with the rights granted herein; and
(iii) to Mochida's knowledge and belief, there are no existing or threatened actions, suits or claims pending against it with respect to its right to enter into and perform its obligations under this Agreement.

         14.3    Disclaimer of Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN
SECTION 11.1 AND THIS ARTICLE 14, NORIAN AND MOCHIDA EXPRESSLY DISCLAIM ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE CLINICAL DEVELOPMENT, THE PRODUCTS AND NORIAN INTELLECTUAL PROPERTY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF NORIAN TECHNOLOGY, PATENTED OR UNPATENTED, AND NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.


                                   ARTICLE 15
                                CONFIDENTIALITY

         15.1 Confidential Information. Except as expressly provided herein, the parties agree that, for the term of this Agreement and for seven
(7) years thereafter, the receiving party shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it by the other party hereto pursuant to this Agreement which if disclosed in tangible form is marked "Confidential" or with other similar designation to indicate its confidential or proprietary nature, or if disclosed orally is confirmed as confidential or proprietary by the party disclosing such information at the time of such disclosure ("Confidential Information"). Notwithstanding the foregoing, it is understood and agreed that Confidential Information shall not include information that, in each case as demonstrated by written documentation:

                 (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

                 (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

                 (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or

                 (d) was subsequently lawfully disclosed to the receiving party by a person other than a party hereto or developed by the receiving party without reference to any information or materials disclosed by the disclosing party.

         15.2    Permitted Disclosures.  Notwithstanding the provisions of
Section 15.1 above, each party hereto may disclose the other's Confidential Information to the extent such disclosure is reasonably necessary, in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, submitting information to tax or other governmental authorities, or conducting clinical trials, provided that if a party is required to make any such disclosure of another party hereto's Confidential Information, to the extent it may legally do so, it will give reasonable advance written notice to the latter party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). If the party whose Confidential Information is to be disclosed has not filed a patent application with respect to such Confidential Information, it may require the other party to delay the proposed disclosure (to the extent the disclosing party may legally do so), for up to ninety (90) days after receipt of written notice from the disclosing party of its intent to disclose, to allow for the filing of such an application.


                                   ARTICLE 16
                                INDEMNIFICATION

         16.1 Indemnification of Norian. Mochida shall indemnify each of Norian and the directors, officers, and employees of Norian and the licensors, successors and assigns of any of the foregoing (the "Norian Indemnitees"), and hold each Norian Indemnitee harmless from and against any and all liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees and other expenses of litigation) (any of the foregoing, a "Claim") incurred by any Norian Indemnitee, arising from or occurring as a result of (a) claims relating to any Products used, sold or otherwise distributed by Mochida, or Subdistributors of Mochida except to the extent such claim is covered under
Section 16.2 below or is caused by the gross negligence or willful misconduct of a Norian Indemnitee; (b) subject to Section 13.3.1 above, infringement claims brought in Japan by third parties with respect to Norian's manufacture or supply of Products hereunder, except to the extent caused by Norian's willful infringement of a third party intellectual property right, which third party intellectual property right Mochida was not aware of and should not reasonably have been aware of at the time the cause of action arose; or (c) the gross negligence or willful misconduct of Mochida.

         16.2 Indemnification of Mochida. Norian shall indemnify each of Mochida and the directors, officers, and employees of Mochida and the successors and assigns of any of the foregoing (the "Mochida Indemnitees"), and hold each Mochida Indemnitee harmless from and against any and all liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees and other expenses of litigation) (any of the foregoing, a "Claim") incurred by any Mochida Indemnitee, arising from or occurring as a result of a claim brought by a third party caused by a failure by Norian to manufacture the Product in accordance with the specifications for such Product set forth in the packaging and labeling specifications agreed upon by the parties pursuant to Section 11.1 and the Marketing Approval Application for such Product, or the gross negligence or willful misconduct of Norian, except to the extent such claim is covered under Section 16.1 above or is caused by the gross negligence of willful misconduct of Mochida.

         16.3 Procedure. A party (the "Indemnitee") that intends to claim indemnification under this Article 16 shall promptly notify the other party (the "Indemnitor") in writing of any loss, claim, damage, liability or action in respect of which the Indemnitee or any of its directors, officers, employees, agents, licensors, successors or assigns intends to claim such indemnification, and, except for matters described in Section 16.1(b) above, the Indemnitor shall have sole control of the defense and/or settlement thereof. The indemnity agreement in this Article 16 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 16 but the omission so to deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may have to any Indemnitee otherwise than under this Article 16. The Indemnitee under this Article 16, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives and provide full information in the investigation of any Claim covered by this indemnification. The foregoing sentence shall also apply with respect to each party's cooperation and assistance in the event a third party claim is brought against the other party arising out of the manufacture, use, or sale of the Products which claim is not included within the indemnification obligations of such other party, provided that such cooperation or assistance would not, in such other party's judgment, be prejudicial to its ability to defend itself against a claim brought against such other party by the same third party.

                                   ARTICLE 17
                              TERM AND TERMINATION

         17.1 Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 17, shall continue in full force and effect for a period of ten
(10) years after approval of the first Marketing Approval Application by the Japanese Ministry of Health and Welfare for the first biomaterial component of a Product, but in no event more than fifteen (15) years after the Effective Date ("Initial Term"), unless earlier terminated in accordance with this
Article 17. This Agreement may be renewed for up to an additional five (5) year period by mutual written agreement of the parties prior to the expiration of the Initial Term. Unless the parties so agree to extend this Agreement, this Agreement shall expire at the end of the Initial Term.

         17.2 Termination for Cause. Either Norian or Mochida may terminate this Agreement by written notice stating each party's intent to terminate in the event the other shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for sixty (60) days after written notice thereof was provided to the breaching party by the non-breaching party.

         17.3 Termination for Serious Adverse Events. In the event a Product causes death or serious injury resulting in a requirement by the Ministry of Health and Welfare to cease Clinical Development of the Products ("Serious Event"), Mochida shall notify Norian promptly and thereafter Mochida and Norian shall consult with one another to determine the cause of the Serious Event and the appropriate course of action. If the parties do not agree upon an acceptable course of action during the sixty (60) days following a Serious Event, either party may terminate this Agreement during the sixty (60) days thereafter upon thirty (30) days prior written notice.

         17.4    Effect of Breach or Termination.

                 17.4.1 Accrued Obligations. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of Norian or Mochida. Termination of this Agreement for any reason, however, shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. Subject to any liability for damages by reason of a breach of this Agreement by Norian, Norian may retain any amounts paid to it prior to the effective date of any termination of this Agreement.

                 17.4.2 Other Rights on Termination. Upon expiration or any termination of this Agreement, other than termination of this Agreement by Mochida for Norian's breach pursuant to Section 17.2 Mochida shall transfer ownership of any and all preclinical and/or clinical data made by or for Mochida and of all product registrations of any kind with respect to Products and applications therefor, including without limitation Marketing Approval Applications, Reimbursement Price approvals, and any other governmental approvals, registrations and the like to Norian, at Mochida's cost and expense and shall execute such documents and perform such acts as may be necessary, useful, or convenient to perfect such transfer. It is understood that Norian may use and disclose the foregoing for any purpose.

                 17.4.3 Repurchase of Inventory. As soon as reasonably practicable but no later than thirty (30) days after the effective date of termination of this Agreement, Mochida shall provide Norian a complete inventory of Products in Mochida's possession, or in transit to Mochida from Norian or otherwise in Mochida's control. At such time, Norian may inspect Mochida's Product inventory and audit Mochida's records in the manner provided hereinabove. If Norian terminates this Agreement pursuant to Section 17.2 for Mochida's breach, then Norian, in Norian's sole discretion, may purchase or instruct Mochida to destroy, and Mochida shall sell to Norian or destroy and provide to Norian written certification of destruction, respectively, all or any part of Mochida's inventory of Products in Mochida's possession on the effective date of such termination. If Mochida terminates this Agreement pursuant to Section 17.2 for Norian's breach or Mochida terminates this Agreement pursuant to Section 17.3, Norian shall purchase and Mochida shall sell to Norian those Products in Mochida's inventory of Products existing on the effective date of such termination that Mochida purchased from Norian within the three (3) month period prior to the effective date of termination and that are in good and resaleable condition in their original packaging. All other units of Products existing in inventory shall be destroyed by Mochida, and Mochida shall provide written certification of destruction to Norian. The price of repurchased inventory, whether this Agreement is terminated by Norian or Mochida, shall be the net price actually paid by Mochida (i.e., net of any prior Mochida price adjustment, credits or other allowances) plus any shipping insurance, customs duties, or taxes (other than taxes paid with respect to Mochida's net income) actually paid by Mochida with respect to such repurchased Products. Products purchased from Mochida by Norian pursuant to this Section
17.4.3 shall be shipped promptly by Mochida, at Norian's expense, to a location specified by Norian.

         17.5 Return of Materials. All trademarks, marks, trade names, patents, copyrights, designs, drawings, formulas or other data, photographs, samples, literature, and sales and promotional aids of every kind relating to the Products and received from or owned by Norian shall remain the property of Norian. Within thirty (30) days after the effective date of termination of this Agreement, Mochida shall destroy all tangible items bearing, containing, or contained in, any of the foregoing, in its possession or control and provide written certification of such destruction, or prepare such tangible items for shipment to Norian, as Norian may direct, at Norian's expense. Mochida shall not make or retain any copies of any Confidential Information of Norian which may have been entrusted to it. Effective upon the termination of this Agreement, Mochida shall cease to use all trademarks and trade names of Norian. During the term of this Agreement and after any termination or expiration of this Agreement, Norian shall have the right to continue to use and disclose for any purpose customer lists, customer data and other customer information and any and all clinical trial results and other data relating to the Products, which is or was provided or required to be provided by Mochida to Norian pursuant to this Agreement.

         17.6 No Renewal, Extension or Waiver. Acceptance of any order from, or sale or license of, any Product to Mochida after the effective date of termination of this Agreement shall not be construed as a renewal or extension hereof, or as a waiver of termination of this Agreement.

         17.7 Survival. Articles 1, 15, 16, 19, 20, and 21; Sections 5.1, 6.2, 7.4, 9.7, 12.6.2, 13.1, 13.2, 17.4, 17.5, 17.6 and 17.7; and the second sentence of Section 3.2(a) shall survive expiration or termination of this Agreement for any reason. In addition, in the event this Agreement is terminated by Norian, pursuant to Section 17.2, the provisions of Section 7.2 shall survive for a period of five (5) years.


                                   ARTICLE 18
                                   TRADEMARKS

         18.1 Marks. During the term of this Agreement, Mochida shall have the right and agrees to, advertise and promote the Products in Japan under Norian's trademarks and trade names identified on Exhibit C as modified by Norian pursuant to this Section 18.1 ("Marks"). Norian reserves the right to modify Marks or substitute alternative marks for any or all of the Marks at any time upon thirty (30) days prior written notice, provided that Norian shall not modify the Marks unreasonably after the filing of the Marketing Approval Application. The rights granted under this Section 18.1 shall automatically terminate on termination or expiration of this Agreement. Norian shall endeavor to register the Marks with the Japanese Patent Office as trademarks in the appropriate classes and maintain the registrations of such Marks, and Mochida shall cooperate and upon Norian's request, provide full information and reasonable assistance to Norian in registering and maintaining the Marks, including without limitation providing evidence of use of the Marks as reasonably required to renew registrations or defend actions for cancellations.

         18.2 Use. Mochida shall not remove, modify, or obscure Marks affixed to Products without the prior written consent of Norian. Except as set forth in this Section 18.2, nothing contained in this Agreement shall grant to Mochida any right, title or interest in or to Marks whether or not specifically recognized or perfected under applicable laws of Japan, and Mochida irrevocably assigns to Norian all such right, title and interest, if any, in any Marks. At no time during or after the term of this Agreement shall Mochida challenge or assist others to challenge Marks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to Marks.
All representations of Marks that Mochida intends to use shall first be submitted to Norian for approval (which shall not be unreasonably withheld) of design, color, and other details or shall be exact copies of those used by Norian. In addition, Mochida shall fully comply with all reasonable guidelines, if any, communicated by Norian concerning the use of Marks.

                                   ARTICLE 19
                            LIMITATION OF LIABILITY

         EXCEPT FOR LIABILITY ARISING UNDER SECTION 16.2, NORIAN'S LIABILITY ARISING OUT OF THIS AGREEMENT, THE TERMINATION THEREOF, AND/OR SALE OF THE PRODUCTS SHALL BE LIMITED TO THE AMOUNT PAID BY MOCHIDA FOR THE PRODUCT. IN NO EVENT SHALL NORIAN BE LIABLE TO MOCHIDA OR ANY OTHER ENTITY FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS, LOST PROFITS, OR ANY OTHER SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY ARISING OUT OF THIS AGREEMENT WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE. THESE LIMITATIONS SHALL APPLY WHETHER OR NOT NORIAN HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.


                                   ARTICLE 20
                               DISPUTE RESOLUTION

         20.1 Disputes. If the Joint Development Committee, or Norian and Mochida, are unable to resolve any dispute between them, either Norian or Mochida may, by written notice to the other, have such dispute referred to the chief executive officers (or equivalent) of Norian and Mochida, for attempted resolution by good faith negotiations within twenty-one (21) days after such notice is received. Unless otherwise mutually agreed, the negotiations between the designated officers shall be conducted by telephone, with three (3) days and times within the period stated above offered by the designated officers of Mochida to the designated officer of Norian for consideration.

         20.2 Arbitration. Any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement, including disputes relating to alleged breach or to termination of this Agreement, shall be settled by final, binding arbitration in the manner described in this Section 20.2. The arbitration shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect ("Rules"). Notwithstanding those rules, the following provisions shall apply to the arbitration hereunder:

                 20.2.1 Arbitrators. The arbitration shall be conducted by a panel of three (3) arbitrators ("the Panel"). Each party shall have the right to appoint one (1) member of the Panel, with the third member to be mutually agreed by the two (2) Panel members appointed by the parties or appointed in accordance with the rules of the American Arbitration Association. The arbitrators shall be persons in the medical device industry with experience in the matters in dispute.

                 20.2.2 Proceedings. The parties and the arbitrators shall use their best efforts to complete the arbitration within one (1) year after the appointment of the Panel under Section 20.2.1 above, unless a party can demonstrate to the Panel that the complexity of the issues or other reasons warrant the extension of the time table. In such case, the Panel may extend such time table as reasonably required. Notwithstanding the foregoing, any arbitration of whether a milestone payment is due under Section 4.2 above shall be completed and a decision reached within sixty (60) days after the appointment of the Panel. The Panel shall, in rendering its decision, apply the substantive law of the State of California, without regard to its conflict of laws provisions, except that the interpretation of and enforcement of this Article 20 shall be governed by the U.S. Federal Arbitration Act. The proceeding shall take place in the city and county of San Francisco, California. The fees of the Panel shall be paid by the losing party which party shall be designated by the Panel. If the Panel is unable to designate a losing party, it shall so state and the fees shall be shared equally between the parties.


                                   ARTICLE 21
                                 MISCELLANEOUS

         21.1 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with, the laws of the State of California, without reference to conflicts of laws principles and without regard to the 1980 Convention on the International Sale of Goods.

         21.2 Review by Fair Trade Commission. Mochida agrees to file this Agreement, if required, with the Japan Fair Trade Commission (the "JFTC"), and shall provide to Norian English translations of all notifications filed in connection with this Agreement promptly after such filing. If the JFTC advises or recommends the amendment or deletion of any terms and conditions of, or any addition to, this Agreement, Mochida shall immediately inform Norian of such advice or recommendation and the parties shall negotiate in good faith to modify this Agreement in accordance with such advice or recommendation. Notwithstanding the provisions of Section 21.9, if within thirty (30) days after receipt of a written recommendation from the JFTC, the parties do not reach agreement, either party may terminate this Agreement without incurring any further liability or obligation.

         21.3 Force Majeure. Nonperformance of any party (except for payment obligations) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, delay or failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the gross negligence or willful misconduct of the nonperforming party.

         21.4 No Implied Waivers; Rights Cumulative. No failure on the part of Norian or Mochida to exercise and no delay in exercising any right under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, nor shall any partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

         21.5 Independent Contractors. Nothing contained in this Agreement is intended implicitly, or is to be construed, to constitute Norian or Mochida as partners in the legal sense. No party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other party or to bind any other party to any contract, agreement or undertaking with any third party.

         21.6 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto:

        Mochida:                          __________________________________
                                          __________________________________
                                          Attn:    _________________________

        with a copy to:
                                          __________________________________
                                          __________________________________
                                          __________________________________
                                          __________________________________
                                          Attn: General Counsel

        Norian:                           Norian Corporation
                                          10260 Bubb Road
                                          Cupertino, California 95014-4166
                                          Attn:    _________________________

        with a copy to:                   Wilson, Sonsini, Goodrich & Rosati
                                          Professional Corporation
                                          650 Page Mill Road
                                          Palo Alto, California 94304-1050
                                          Attention: Kenneth A. Clark, Esq.

         21.7 Assignment. This Agreement shall not be assignable by either party to any third party hereto without the written consent of the other party hereto; except that either party may assign this Agreement without the other party's consent to an entity that acquires all or substantially all of the business or assets of the assigning party, in each case whether by merger, acquisition, or otherwise.

         21.8 Modification. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by all parties hereto. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by all parties.

         21.9 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. The provisions of this Section 21.9 shall be subject to the provisions of Section 21.2.

         21.10 Publicity. Each of the parties hereto agrees not to disclose to any third party the financial terms of this Agreement without the prior written consent of the other party hereto, except to advisors, investors and others on a need-to-know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law. Notwithstanding the foregoing, the parties shall agree upon a press release to announce the execution of this Agreement, together with a corresponding Question & Answer outline for use in responding to inquiries about the Agreement; thereafter, Mochida and Norian may each disclose to third parties the information contained in such press release and Question & Answer outline without the need for further approval by the other. From time to time during the term of this Agreement, upon Norian's request, the parties shall agree upon additional press releases.

         21.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.

         21.12 Headings. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

         21.13 Export Laws. Notwithstanding anything to the contrary contained herein, all obligations of Norian and Mochida are subject to prior compliance with United States export regulations and such other United States laws and regulations as may be applicable, and to obtaining all necessary approvals required by the applicable agencies of the government of the United States. Norian and Mochida shall cooperate with each other and shall provide assistance to the other as reasonably necessary to obtain any required approvals.

         21.14 No Implied Licenses. Except as expressly provided herein, no party hereto grants to any other party hereto any rights or licenses under such party's patent rights, trade secrets or other intellectual property rights.

         21.15 Entire Agreement. This Agreement, including the Exhibits attached hereto, constitutes the entire agreement with respect to the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, between Norian and Mochida with respect to such subject matter.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered effective as of the Effective Date.

NORIAN CORPORATION                        MOCHIDA PHARMACEUTICAL CO. LTD.


By: ________________________________      By: _______________________________

Name: ______________________________      Name: _____________________________

Title: _____________________________      Title: ____________________________

                                                CONFIDENTIAL TREATMENT
                                                     REQUESTED

                                   EXHIBIT A

                                Transfer Prices


1. The price to Mochida for Products intended for commercial sale shall be equal to the prices set forth in this paragraph 1 below:

         a. Durable components of the Products such as mixers and injection guns ("Durable Components"): [CONFIDENTIAL INFORMATION REDACTED] of the Reimbursement Price, but in the event that a Reimbursement Price is not obtained, then the transfer price set forth in Section 1(d) below shall apply.

         b. Consumable components of the Products such as delivery nozzles, needles, and other single-use components of the Products, but excluding Biomaterial Components ("Consumable Components"): [CONFIDENTIAL INFORMATION REDACTED] of the Reimbursement Price, but in the event that a Reimbursement Price is not obtained, then the transfer price set forth in
Section 1(d) below shall apply.

         c.      Biomaterial components of the Products ("Biomaterial
Components"):

                 i. Until the earlier of (i) [CONFIDENTIAL INFORMATION REDACTED] after approval of a Marketing Approval Application in Japan, or (ii) such time as [CONFIDENTIAL INFORMATION REDACTED] exceed either [CONFIDENTIAL INFORMATION REDACTED] in any given one year period after the date of first commercial sale of the first Product, [CONFIDENTIAL INFORMATION REDACTED] of the Reimbursement Price.

                 ii. Thereafter, the transfer price shall be [CONFIDENTIAL INFORMATION REDACTED] of the Reimbursement Price up to or equaling the threshold for the amount of annual Net Sales calculated as set forth below, and if the amount of annual Net Sales exceeds any of the threshold levels calculated as set forth below, then the transfer price for Products exceeding the threshold for annual Net Sales shall be [CONFIDENTIAL INFORMATION REDACTED] of the Reimbursement Price:

                          1.      If the Reimbursement Price for 10cc of
Biomaterial Components is less than [CONFIDENTIAL INFORMATION REDACTED], then the threshold for annual Net Sales shall be [CONFIDENTIAL INFORMATION REDACTED].

                          2.      If the Reimbursement Price for 10cc of
Biomaterial Components is more than [CONFIDENTIAL INFORMATION REDACTED], then the threshold for annual Net Sales shall be [CONFIDENTIAL INFORMATION REDACTED].

                                                        CONFIDENTIAL TREATMENT
                                                              REQUESTED

                          3.      If the Reimbursement Price for 10cc of
Biomaterial Components is between [CONFIDENTIAL INFORMATION REDACTED], then the threshold for annual Net Sales shall be calculated in accordance with the following formula:

         [CONFIDENTIAL INFORMATION REDACTED], where

                     [CONFIDENTIALITY INFORMATION REDACTED]

                 iii. In the event that a Reimbursement Price is not obtained for Biomaterial Components, the transfer price set forth in Section 1(d) below shall apply to sales of Biomaterial Components to Mochida, and notwithstanding the foregoing provisions of this Section 1(c) set forth above, in no event shall the transfer price for Biomaterial Components be less than [CONFIDENTIAL INFORMATION REDACTED] for 5cc of Biomaterial Components, [CONFIDENTIAL INFORMATION REDACTED] for 10cc of Biomaterial Components, and [CONFIDENTIAL INFORMATION REDACTED] for 20cc of Biomaterial Components; provided that upon either party's request, the parties shall negotiate in good faith as mutually agreed a reduction in the foregoing fixed prices in the event Norian's Production Costs for the Biomaterial Components materially decrease.

         d. Notwithstanding the prices set forth in Paragraphs 1(a), 1(b) and 1(c) above, in no event shall the price for Biomaterial Components of Products be less than a price that provides Norian with a gross margin of [CONFIDENTIAL INFORMATION REDACTED], and the price of Consumable Components and Durable Components shall not be less than Norian's Production Cost plus [CONFIDENTIAL INFORMATION REDACTED].


2. Norian shall provide to Mochida mutually agreed upon quantities of Products intended for use in clinical trials free of charge.

                                                        CONFIDENTIAL TREATMENT
                                                              REQUESTED

                                   EXHIBIT B

                       Training and Educational Programs


         Mochida shall provide Education Programs and Training Programs in accordance with the schedule set forth below for all Norian Applications:

 Training                                                  Time to Complete
 --------                                                  ----------------
 1.  Education Programs and Training Programs for all      Within [CONFIDENTIAL INFORMATION REDACTED] after the
 investigators and trialists who will participate in       Effective Date
 Clinical Development

 2.  Education Programs and Training Programs for all      Within [CONFIDENTIAL INFORMATION REDACTED] after
 faculty who will participate in providing the Training    receipt of governmental approval of a Marketing
 Programs and Education Programs set forth in Sections     Approval Application for a Product in Japan
 3 and 4 below

 3.  Education Programs and Training Programs comprised    Within [CONFIDENTIAL INFORMATION REDACTED] after
 of workshops for a minimum of [CONFIDENTIAL               receipt of governmental approval of a Marketing
 INFORMATION REDACTED] key universities and large          Approval Application for a Product in Japan
 hospitals

 4.  Education Programs for a minimum of [CONFIDENTIAL     On [CONFIDENTIAL INFORMATION REDACTED], commencing on
 INFORMATION REDACTED] surgeons per year, with a           the date of receipt of governmental approval of a
 [CONFIDENTIAL INFORMATION REDACTED] surgeons in           Marketing Approval Application for a Product in Japan
 attendance at any one Education Program workshop.


Education Programs and Training Programs provided by Mochida shall address all Norian Applications.

                                   EXHIBIT C

                                     Marks


                          [TO BE COMPLETED BY NORIAN]

                                   EXHIBIT D

                       Preferred Stock Purchase Agreement

                                   EXHIBIT E

                              Norian Applications


1.               Fractured distal radius repair

2.               Tibial plateau repair

3.               Intertrochanteric fracture of the hip repair

4.               Spinal reconstructive surgery

                                   EXHIBIT F

                                  Norian Data

U.S. F.D.A. IDE #G92077 and all supplements thereto